EXHIBIT 5.1

October 19, 2006

Board of Directors

Video Display Corporation

1868 Tucker Industrial Drive

Tucker, Georgia 30084

Gentlemen:

We are familiar with the proceedings taken and proposed to be taken by Video Display Corporation., a Georgia corporation (the “Company”), in connection with its 2006 Incentive Stock Plan (the “Plan”), and the right to grant options to purchase up to 500,000 no par value shares of Common Stock of the Company and to grant restricted stock to purchase up to 100,000 no par value shares of common stock of the Company ( collectively the “Shares”) pursuant to the Plan and issuance of the Shares upon exercise of such options.  We understand that as of the date of this opinion the aggregate number of Shares that may be issued after the date hereof pursuant to options and restricted stock granted under the Plan is 600,000.

We have assisted in the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission for the purpose of registering the Shares under the Securities Act of 1933, as amended.  In connection therewith, we have examined, among other things, such records and documents as we have deemed necessary to express the opinions hereinafter set forth.

Based upon the foregoing, we are of the opinion that:

(1)           The Company is duly organized and legally existing corporation under the laws of the State of Georgia.

(2)           When options for the purchase of the Shares have been granted to eligible employees under the Plan, without exceeding the limits of the individual Plan, such options will be legally constituted and obligations of the Company in accordance with their terms.

(3)           When the Shares have been delivered by the Company upon the exercise of options under the Plan against payment of the purchase price therefor, without exceeding the limits of the individual Plan, the Shares will be validly issued and outstanding, fully paid and nonassessable.

This opinion assumes compliance with applicable federal and state securities laws and with proper corporate procedures regarding the issuance of the Shares.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm included therein.

Very truly yours,

/s/ GAMBRELL & STOLZ, LLP

GAMBRELL & STOLZ, LLP